EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

6 October 2005

Shire Pharmaceuticals Group plc (the “Company”)

The trustee of the Shire Pharmaceuticals Group plc Employee Benefit Trust (the “Trust”) notified the Company on 4 October 2005 that, on that day, it exercised its discretion and released a total of 293 ordinary shares in the Company for nil consideration, being the release of shares to a beneficiary of the Trust on satisfaction of an award under the Shire Pharmaceuticals 2003 Deferred Bonus Plan. None of the shares released were in respect of an award made to a director of the Company.

Following this transaction, the trustee holds a total of 50,993 ordinary shares in the Company. The executive directors of the Company are amongst the potential beneficiaries under the Trust and are therefore regarded for Companies Act purposes as being interested in the shares held in them pursuant to DR 3.1.4R(1)(6).

Tatjana May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), renal diseases and human genetic therapies. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above